Exhibit 99.3

Wrap Announces New International Sales in South America and EMEA Regions

TEMPE, Arizona – November 9, 2022 – Wrap Technologies, Inc. (Nasdaq: WRAP) (“WRAP” or the “Company”), a global leader in innovative public safety technologies and services, today announced initial orders from two new international customers in South America and EMEA, respectively. These orders build on WRAP’s current international sales momentum and are expected to begin contributing to net revenue growth in the fourth quarter of this year.

In September, the Company received an initial order from a new, large law enforcement customer in South America for one-hundred and twenty (120) BolaWrap 150 remote restraint devices including provisions for cassettes, holsters, and training services.

In October, WRAP also received an initial order from a new, large customer in the EMEA region for BolaWrap 150 remote restraint devices and related accessories. The initial contract value is more than $1.5 million, marking the single largest BolaWrap 150 order in WRAP’s history.

“These two orders underscore the significant momentum we’re building within international markets despite extended sales time frames and the many unique challenges within each individual region,” said TJ Kennedy, Wrap’s Chief Executive Officer. “The progress made by our trusted partners and the strength of our relationships are extremely encouraging as we look to expand sales further, both within these initial orders and internationally as a whole.

“On a higher level, these significant orders illustrate a growing commitment and desire for remote restraint and non-lethal technology that promotes safer outcomes. We are changing the tools that officers carry, and we want the BolaWrap to become the standard, non-lethal tool on every officer’s belt in the future. We expect more countries globally to add BolaWrap and to continue to drive adoption around the world.”

About Wrap
Wrap Technologies (Nasdaq: WRAP) is a global leader in innovative public safety technologies and services. Wrap develops creative solutions to complex issues and empowers public safety officials to protect and serve their communities through its portfolio of advanced technology and training solutions.

Wrap’s BolaWrap® Remote Restraint device is a patented, hand-held pre-escalation and apprehension tool that discharges a Kevlar® tether to temporarily restrain uncooperative suspects and persons in crisis from a distance. Through its many field uses and growing adoption by agencies across the globe, BolaWrap is proving to be an effective tool to help law enforcement safely detain persons without injury or the need to use higher levels of force.

Wrap Reality, the Company’s virtual reality training system, is a fully immersive training simulator and comprehensive public safety training platform providing first responders with the discipline and practice in methods of de-escalation, conflict resolution, and use-of-force to better perform in the field.

Wrap’s headquarters are in Tempe, Arizona. For more information, please visit wrap.com.

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Trademark Information

BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company’s overall business; total addressable market; and, expectations regarding future sales and expenses. Words such as “expect,” “anticipate,” “should”, “believe”, “target”, “project”, “goals”, “estimate”, “potential”, “predict”, “may”, “will”, “could”, “intend”, and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to successful implement training programs for the use of its products; the Company’s ability to manufacture and produce product for its customers; the Company’s ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for counties outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investor Contact:

Matt Glover and Tom Colton
Gateway Group, Inc.
949-574-3860
WRAP@gatewayir.com

Media Relations Contact:

Robert Collins and Zachary Kadletz

Gateway Group, Inc.

949-574-3860

WRAP@gatewayir.com